Exhibit 99.4

To: All Employees

Subject: Fiscal Year 2006 - Fourth Quarter Financial Results

Today, the company announced our fourth quarter and fiscal year 2006 earnings. We capped off a year of accelerating revenue growth with Q4 revenue of $11.8 billion, a 16% increase over results in the same period of the prior year. Net income for the fourth quarter was $2.8 billion and diluted earnings per share were $0.28, which included $0.03 of certain legal charges.

Revenue growth this quarter was the fastest quarterly growth rate in over two years and was driven by broad-based demand across all customer segments, channels, and regions. Strong consumer demand for Xbox 360 drove Home and Entertainment revenue growth of 94%. Server and Tools delivered its 16th consecutive double digit quarter driven by SQL Server revenue growth in excess of 35%. Client revenue grew 12% fueled by robust, double digit PC market growth. And finally, I want to give particular congratulations to the teams at MED and MBS who grew 41% and 16%, respectively, and achieved annual operating profitability for the first time ever.

We completed our $30 billion stock buyback program announced two years ago. With this milestone achieved, our Board has authorized a $20 billion tender offer scheduled to be completed on August 17, as well as authorization for up to an additional $20 billion ongoing share repurchase program with an expiration of June 2011.

Earnings Information

The full earnings release is included below and all of the related financial materials are available on the Investor Relations website at http://www.microsoft.com/msft/.

The quarterly earnings conference call with financial analysts will take place today from 2:30 - 3:30 p.m. Pacific Time. The call will be webcast live on the CorpNet and Internet. Employees can listen at our Investor Relations website: http://www.microsoft.com/msft/. An on-demand webcast will be available for a full year.

Tender Information

Please visit: http://micronews/MicroNews/Articles/2006/July/07-20LiddellEarningsQA.mspx

Employee shareholders who have questions about the tender offer or need assistance may contact our information agent, Georgeson Inc., at (866) 482-5026 in the US and Canada or + 44 (0) 207 019 7137 internationally.

Breakfast Series

I would also like to invite you to attend the Breakfast Series: The Word From Wall Street on July 28th. Colleen Healy, General Manager of Microsoft Investor Relations, and I will host Charles DiBona of Sanford C. Bernstein & Co., and Dylan Yolles of Capital Research & Management Company. For more information, and to register, please go to http://breakfastseries.

Microsoft Reports Fourth Quarter Results and Announces Share Repurchase Program

Microsoft delivers strong finish to fiscal year with 16% fourth quarter revenue growth;

Announces $20 billion tender offer

REDMOND, Wash. — July 20, 2006 — Microsoft Corp. today announced record fourth quarter revenue of $11.80 billion for the period ended June 30, 2006, a 16% increase over the same quarter of the prior year. Operating income for the quarter was $3.88 billion, a 30% increase compared with $2.99 billion in the prior year period. Operating income for the fourth quarter included certain legal charges of $351 million, compared with $756 million in the prior year period. Net income for the fourth quarter was $2.83 billion and diluted earnings per share were $0.28, which included $0.03 of certain legal charges. For the same quarter of the previous year, net income was $3.70 billion and diluted earnings per share were $0.34, which included $0.05 of certain legal charges and $0.09 of tax benefits.

For the fiscal year ended June 30, 2006, the company announced revenue of $44.28 billion, an 11% increase over the prior year. Operating income for the fiscal year was $16.47 billion, or 13% over the prior year period. Operating income for the fiscal year included $1.11 billion for certain legal charges, compared with $2.06 billion in the prior year period. Net income for the fiscal year was $12.60 billion and diluted earnings per share were $1.20, which included $0.08 of certain legal charges and $0.01 of tax benefits. For the previous fiscal year, net income and diluted earnings per share were $12.25 billion and $1.12, which included $0.13 of certain legal charges and $0.09 of tax benefits.

“We delivered a very strong finish to the fiscal year highlighted by customer demand for our recently launched products of Xbox 360™, SQL Server™ 2005, Visual Studio® 2005 and Microsoft Dynamics™ CRM 3.0, which fueled a combined 31% revenue growth of their business groups for the quarter,” said Chris Liddell, chief financial officer of Microsoft. “Our upcoming launches of Windows Vista™, the 2007 Microsoft® Office system, Exchange Server 2007, and other key products position us to continue to deliver strong revenue growth in fiscal year 2007. We are also very pleased that both the Microsoft Business Solutions and the Mobile and Embedded Devices businesses achieved profitability for the full fiscal year.”

The company also announced that its board of directors has authorized new share repurchase programs, comprising a $20 billion tender offer scheduled to be completed on August 17, 2006, as well as authorization for up to an additional $20 billion ongoing share repurchase program with an expiration of June 30, 2011. Furthermore, the company also announced today that it completed its previously announced $30 billion stock repurchase program.

“With our share repurchase programs announcement today, we reaffirm our confidence and optimism in the long term future of the company and continue to execute on our strategy of returning capital to shareholders,” said Liddell.

Business Highlights

Revenue and operating income growth for the quarter were driven by broad-based strength in both business and consumer customer segments. Server and Tools delivered 18% revenue growth for the quarter, fueled by an increase of over 35% revenue growth for SQL Server. Healthy Client revenue was driven by continued growth in the PC market as well as improvements in its commercial and retail licensing results. The Microsoft Dynamics CRM 3.0 product continues to show robust customer acceptance, adding more than fifty thousand seats during the quarter, while licenses for Windows Mobile®-based phones grew by 90% in fiscal year 2006.

“The results for this fiscal year highlight the value and even greater satisfaction our customers are experiencing with our new products as we kicked off our multi-year product cycle,” said Kevin Turner, chief operating officer at Microsoft. “We are also seeing fantastic momentum in multi-year licensing growth as customer excitement for upcoming product releases drove higher than expected annuity sales and unearned revenue growth.”

Microsoft returned over $5 billion to shareholders in the form of dividends and share repurchases during the quarter, and returned over $23 billion to shareholders this fiscal year.

Business Outlook

Microsoft management offers the following guidance for the quarter ending September 30, 2006:

•	Revenue is expected to be in the range of $10.6 billion to $10.8 billion.

•	Operating income is expected to be in the range of $4.0 billion to $4.2 billion.

•	Diluted earnings per share are expected to be $0.30 to $0.32.

Management offers the following guidance for the full fiscal year ending June 30, 2007:

•	Revenue is expected to be in the range of $49.7 billion to $50.7 billion.

•	Operating income is expected to be in the range of $18.9 billion to $19.4 billion.

•	Diluted earnings per share are expected to be in the range of $1.43 to $1.47.

Tender Offer Details

Under the terms of the tender offer, the company will repurchase up to $20 billion of its common stock at a price per share not greater than $24.75 and not less than $22.50. This represents the repurchase of up to 808,080,808 shares of common stock, or about 8.1% of the common shares outstanding. The tender offer is expected to commence on July 21, 2006 and to expire, unless extended, at 12:00 midnight, Eastern Time, on August 17, 2006. A modified “Dutch auction” will allow shareholders to indicate how many shares and at what price within the company’s specified range they wish to tender. Based on the number of shares tendered and the prices specified by the tendering shareholders, the company will determine the lowest price per share within the range that will enable it to purchase up to 808,080,808 company shares, or such lesser number of shares as are properly tendered. The company will not purchase shares below a price stipulated by a shareholder, and in some cases, may actually purchase shares at prices above a shareholder’s indication under the terms of the modified “Dutch auction.” Specific instructions and a complete explanation of the terms and conditions of the tender offer are contained in the Offer to Purchase and related materials that will be mailed to shareholders of record beginning on July 24, 2006.

Microsoft’s directors and executive officers have advised Microsoft that they do not intend to tender any of their shares in the tender offer.

Goldman Sachs and Deutsche Bank will serve as co-dealer managers for the tender offer. Georgeson Inc. will serve as information agent and Mellon Investor Services will serve as the depositary.

This press release is for informational purpose only and is not an offer to buy or the solicitation of an offer to sell any shares of the company’s common stock. The solicitation of offers to buy the company’s common stock will only be made pursuant to the Offer to Purchase and related materials that the company will send to its shareholders. Shareholders should read those materials carefully because they will contain important information, including the various terms and conditions of the tender offer. Shareholders will be able to obtain copies of the Offer to Purchase, related materials filed by the company as part of the statement on Schedule “TO” and other documents filed with the Securities and Exchange Commission through the Commission’s internet address at http://www.sec.gov without charge when these documents become available. Shareholders and investors may also obtain a copy of these documents, as well as any other documents the company has filed with the Securities and Exchange Commission, without charge, from the company or at the Investor Relations section of the company’s website: www.microsoft.com. Shareholders are urged to carefully read these materials prior to making any decision with respect to the offer. Shareholders and investors who have questions or need assistance may call Georgeson Inc. at (866) 482-5026 in the United States and Canada, and +44 (0) 207 019 7137 for all other countries.

Webcast Details

Microsoft will hold an audio webcast at 2:30 p.m. PDT (5:30 p.m. EDT) today with Chris Liddell, senior vice president and chief financial officer, Frank Brod, corporate vice president and chief accounting officer, and Colleen Healy, general manager of Investor Relations, to discuss details of the company’s performance for the quarter and certain forward-looking information. The session may be accessed at

http://www.microsoft.com/msft. The webcast will be available for replay through the close of business on July 20, 2007.

About Microsoft

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

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Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as:

•	challenges to our core business model;

•	intense competition in all our markets;

•	our continued ability to protect the company’s intellectual property rights;

•	claims that we have infringed the intellectual property rights of others;

•	the possibility of unauthorized disclosure of significant portions of our source code;

•	actual or perceived security vulnerabilities in our products that could reduce revenue or lead to liability;

•	government litigation and regulation affecting how we design and market our products;

•	our ability to attract and retain talented employees;

•	delays in product development and related product release schedules;

•	significant business investments that may not produce offsetting increases in revenue;

•	the level of corporate spending and changes in general economic conditions that affect demand for computer hardware or software;

•	adverse results in legal disputes;

•	unanticipated tax liabilities;

•	key component shortages and delays in Xbox 360 product delivery;

•	impairment of goodwill or amortizable intangible assets causing a charge to earnings;

•	changes in accounting that may affect our reported earnings and operating income;

•	exposure to increased economic and regulatory uncertainties from operating a global business;

•	general economic and geo-political conditions;

•	natural disaster, cyber-attack or other catastrophic event disrupting our business;

•	acquisitions and joint ventures that adversely affect the business;

•	limitations on the availability of insurance and resulting uninsured losses;

•	sales channel disruption such as the bankruptcy of a major distributor;

•	implementation of operating cost structures that align with revenue growth;

•	continued access to third party distribution channels for MSN®; and

•	foreign currency, interest rate, fixed income, equity and commodity price risks.

For further information regarding risks and uncertainties associated with Microsoft’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and

“Risk Factors” sections of Microsoft’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Microsoft’s Investor Relations department at (800) 285-7772 or at Microsoft’s Investor Relations website at http://www.microsoft.com/msft.

All information in this release is as of July 20, 2006. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

Microsoft, Xbox 360, Visual Studio, Microsoft Dynamics, Windows Vista, Windows Mobile, and MSN are either registered trademarks or trademarks of Microsoft Corp. in the United States and/or other countries.

The names of actual companies or products mentioned herein may be the trademarks of their respective owners.

For more information, financial analysts and investors only:

Colleen Healy, general manager, Investor Relations, (425) 706-3703

For more information, press only:

Rapid Response Team, Waggener Edstrom Worldwide, (503) 443-7070, rrt@waggeneredstrom.com

Note to editors: If you are interested in viewing additional information on Microsoft, please visit the Microsoft web page at http://www.microsoft.com/presspass on Microsoft’s corporate information pages. Web links, telephone numbers and titles were correct at time of publication, but may since have changed. Shareholder and financial information, as well as today’s 2:30 p.m. PDT conference call with investors and analysts, is available at http://www.microsoft.com/msft.